Exhibit 5.1

VINSON & ELKINS L.L.P.
2300 FIRST CITY TOWER
1001 FANNIN STREET
HOUSTON, TEXAS 77002-6760
TELEPHONE (713) 758-2222
ATTORNEYS AT LAW	FAX (713) 758-2346
www.velaw.com

November 12, 2004

Goodrich Petroleum Corporation

808 Travis Street, Suite 1320

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 300,000 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”) pursuant to the Goodrich Petroleum Corporation Nonemployee Directors Stock Compensation Plan (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”

In connection with the foregoing, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that when the Shares are authorized and issued in accordance with the provisions of the Plan, the Shares will be validly authorized, issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins, L.L.P.